Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-192357) and related Prospectus of UniTek Global Services, Inc. for the registration of 3,791,169 shares of its common stock and to the incorporation by reference therein of our report dated August 9, 2013, with respect to the consolidated financial statements of UniTek Global Services, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

November 26, 2013